compensation clawback Policy

Compensation Clawback Policy

Adopted by the Board: October 17, 2023

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compensation clawback Policy

Purpose

The Board of Directors (the “Board”) of John Marshall Bancorp, Inc. (the “Corporation”) believes that it is in the best interest of the Corporation and its shareholders to maintain a culture that emphasizes integrity and accountability and that reinforces the Corporation’s compensation philosophy.  The Board has therefore adopted this compensation clawback policy (the “Policy”) which provides for the recoupment of incentive-based compensation in the event of an accounting restatement.  This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Act”), the rules promulgated thereunder by the Securities and Exchange Commission, and the listing standards of NASDAQ (collectively, the “Applicable Rules”), and will be interpreted consistent therewith.

Applicability and Effective Date

This Policy is effective October 2, 2023 (the “Effective Date”) and is applicable to all Incentive-Based Compensation (as defined below) received by Executive Officers (as defined below) after the Effective Date.  The Policy will be administered by the Board.  An affirmative vote of two-thirds of the directors of the Board present and eligible to vote under this policy will be required. Any abstention will count as a negative vote.

Restatement Clawback

In the event the Corporation is required to prepare an Accounting Restatement (as defined below), any Executive Officer who received Excess Compensation (as defined below) during the three (3) completed fiscal years preceding the date the Corporation is required to prepare an Accounting Restatement (the “Look-Back Period”) shall be required to repay or forfeit such Excess Compensation reasonably promptly.  For purposes of this Policy, Incentive-Based Compensation is deemed received during the fiscal year during which the applicable financial reporting measure, stock price and/or total shareholder return measure, upon which the payment is based, is achieved, even if the grant or payment occurs after the end of such period.

Method of Repayment, Conditions for Non-Recovery

The Board shall have discretion to determine the appropriate means of recovery of Excess Compensation, which may include, without limitation, direct payment in a lump sum from the Executive Officer, recovery over time, cancellation of outstanding awards, the reduction of future pay and/or awards, and/or any other method which the Board determines is advisable to achieve reasonably prompt recovery of Excess Compensation.  In considering the means of recovery, the Board, to the extent permitted by the Applicable Rules, will take into account unvested equity awards held by an applicable Executive Officer, an applicable Executive Officer's preferred repayment method, any financial hardship that may be caused to an applicable Executive Officer, taxes previously paid by an applicable Executive Officer with respect to Excess Compensation and other financial and related circumstances for each applicable Executive Officer.  Subject to the foregoing sentence, at the direction of the Board, the Corporation shall take all actions reasonable and appropriate to recover Excess Compensation from any applicable Executive Officer, and such Executive Officer shall be required to reimburse the Corporation for any and all expenses reasonably incurred (including legal fees) by the Corporation in recovering such Excess Compensation in accordance with this Policy.

The Board may determine that repayment of Excess Compensation (or a portion thereof) is not required only where it determines that recovery would be impracticable and one of the following circumstances exists: (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Corporation has (A) made a reasonable attempt to recover such Incentive-Based Compensation, (B) documented such reasonable attempt, and (C) provided such documentation to Nasdaq; or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Corporation, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

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compensation clawback Policy

Definitions

For purposes of this Policy, the following definitions will apply:

“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Corporation with any financial reporting requirement under securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Changes to financial statements that do not constitute an Accounting Restatement include retroactive: (i) application of a change from one generally accepted accounting principle to another generally accepted accounting principle; (ii) revisions to reportable segment information due to a change in internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustments to provisional amounts in connection with a prior business combination; and (vi) revisions for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

“Excess Compensation” means any amount of Incentive-Based Compensation received by an Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the Accounting Restatement, computed without regard to any taxes paid.  For Incentive Compensation based on stock price or total shareholder return, where the amount to be recovered is not subject to mathematical recalculation directly from information in the Accounting Restatement, the amount to be recovered shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as applicable, and the Corporation shall retain documentation of the determination of such estimate and provide such documentation to Nasdaq if so required by the Applicable Rules.

“Executive Officer” means an individual who is, or was during the Look-Back Period, an executive officer of the Corporation within the meaning of Rule 10D-1(d) under the Act, as well as any other officer or employee designated as an “Executive Officer” for purposes of this Policy from time to time.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles using in preparing the Corporation’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures.

Compensation that does not constitute “Incentive-Based Compensation” includes equity incentive awards for which the grant is not contingent upon achieving any financial reporting measure performance goal and that vest exclusively upon completion of a specified employment period, without any performance condition, and bonus awards that are discretionary or based on subjective goals or goals unrelated to financial reporting measures.

Administration, Amendment, and Termination

This Policy will be enforced and appropriate proxy disclosures and exhibit filings will be made in accordance with the Applicable Rules and any other applicable rules and regulations of the Securities and Exchange Commission and applicable Nasdaq listing standards.

The Board will have the authority to (i) exercise all of the powers granted to it under the policy, (ii) construe, interpret, and implement this Policy, and (iii) make all determinations necessary or advisable in administering this policy.

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compensation clawback Policy

In addition, the Board may amend this policy, from time to time in its discretion, and shall amend this Policy, as it deems necessary, including to reflect changes in applicable law.  The Board may terminate this Policy at any time.  Any such amendment (or provision thereof) or termination shall not be effective if such amendment or termination would (after taking into account any actions taken by the Corporation contemporaneously with such amendment or termination) cause the Corporation to violate the Applicable Rules.

In the event of any conflict or inconsistency between this Policy and any other policies, plans, or other materials of the Corporation, this Policy will govern.

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Questions regarding this Policy should be directed to the Chief Executive Officer.

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